SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 2)*

AMERIPRISE FINANCIAL, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

03076C106 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1 (b)

☐ Rule 13d-1 (c)

☐ Rule 13d-1 (d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

CUSIP No. 03076C106	13G	Page 2 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Warren E. Buffett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

8,270,637 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

8,270,637 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,270,637 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not Applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.4%
12	TYPE OF REPORTING PERSON*

IN

CUSIP No. 03076C106	13G	Page 3 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Berkshire Hathaway Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

8,270,637 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

8,270,637 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,270,637 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.4%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 03076C106	13G	Page 4 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

OBH, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

8,270,637 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

8,270,637 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,270,637 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

3.4%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 03076C106	13G	Page 5 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Indemnity Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,999,675 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,999,675 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,999,675 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 03076C106	13G	Page 6 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

National Fire & Marine Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

1,598,926 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

1,598,926 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,598,926 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.7%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 03076C106	13G	Page 7 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Nebraska Furniture Mart, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

279,942 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

279,942 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

279,942 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 03076C106	13G	Page 8 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Borsheim’s Jewelry Company, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

55,988 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

55,988 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

55,988 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 03076C106	13G	Page 9 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

The Fechheimer Brothers Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

167,966 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

167,966 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

167,966 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 03076C106	13G	Page 10 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Columbia Insurance Company
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

3,445,080 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

3,445,080 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,445,080 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.4%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 03076C106	13G	Page 11 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Blue Chip Stamps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

388,620 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

388,620 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,620 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 03076C106	13G	Page 12 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wesco Holdings Midwest, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

388,620 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

388,620 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,620 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%
12	TYPE OF REPORTING PERSON*

HC, CO

CUSIP No. 03076C106	13G	Page 13 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wesco Financial Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

388,620 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

388,620 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,620 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 03076C106	13G	Page 14 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wesco-Financial Insurance Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

388,620 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

388,620 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

388,620 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.2%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 03076C106	13G	Page 15 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Central States of Omaha Companies, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

174,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

174,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

174,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12	TYPE OF REPORTING PERSON*

CO

CUSIP No. 03076C106	13G	Page 16 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Central States Indemnity Company of Omaha
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of Nebraska

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

174,000 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

174,000 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

174,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.1%
12	TYPE OF REPORTING PERSON*

IC, CO

CUSIP No. 03076C106	13G	Page 17 of 20 Pages

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

FlightSafety International, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

State of New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER

NONE
6 SHARED VOTING POWER

500 shares of Common Stock
7 SOLE DISPOSITIVE POWER

NONE
8 SHARED DISPOSITIVE POWER

500 shares of Common Stock

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

500 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

Not applicable.
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

Less than 0.1%
12	TYPE OF REPORTING PERSON*

CO

SCHEDULE 13G	Page 18 of 20 Pages

Item 1.	(a)	Name of Issuer

AMERIPRISE FINANCIAL, INC.

	(b)	Address of Issuer’s Principal Executive Offices

55 Ameriprise Financial Center, Minneapolis, MN 55474

Item 2.	(a)	Name of Person Filing:

	(b)	Address of Principal Business Office:

	(c)	Citizenship:

Warren E. Buffett 1440 Kiewit Plaza Omaha, Nebraska 68131 United States Citizen

Berkshire Hathaway Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation

OBH, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Delaware corporation

National Indemnity Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

National Fire & Marine Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

Nebraska Furniture Mart, Inc. 700 South 72nd Street Omaha, Nebraska 68114 Nebraska corporation

The Fechheimer Brothers Company 4545 Malsbary Road Cincinnati, Ohio 45252 Delaware corporation

Borsheim’s Jewelry Company, Inc. 120 Regency Parkway Omaha, Nebraska 68114 Nebraska corporation

Columbia Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

Blue Chip Stamps 301 East Colorado Boulevard Pasadena, California 91101 California corporation

Wesco Holdings Midwest, Inc. 1440 Kiewit Plaza Omaha, Nebraska 68131 Nebraska corporation

Wesco Financial Corporation 301 East Colorado Boulevard Pasadena, California 91101 Delaware corporation

Wesco-Financial Insurance Company 3024 Harney Street Omaha, Nebraska 68131 Nebraska corporation

Central States of Omaha Companies, Inc. 1212 North 96th Street Omaha, Nebraska 68134 Nebraska corporation

Central States Indemnity Company of Omaha 1212 North 96th Street Omaha, Nebraska 68134 Nebraska corporation

FlightSafety International Inc. La Guardia Airport Marine Air Terminal Flushing, New York 11371 New York corporation

	(d)	Title of Class of Securities:

Common Stock

	(e)	CUSIP Number:

03076C106

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), Berkshire Hathaway Inc., OBH, Inc., Blue Chip Stamps, Wesco Financial Corporation, Wesco Holdings Midwest, Inc. and Central States of Omaha Companies, Inc. are each a Parent Holding Company or Control Person, in accordance with §240.13d-1(b)(1)(ii)(G).

National Indemnity Company, National Fire & Marine Insurance Company, Columbia Insurance Company, Wesco-Financial Insurance Company and Central States Indemnity Company of Omaha are each an Insurance Company as defined in section 3(a)(19) of the Act.

Page 19 of 20 Pages

Item 4.	Ownership

(a) Amount beneficially Owned

See the Cover Pages for each of the Reporting Persons.

(b) Percent of class

See the Cover Pages for each of the Reporting Persons.

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote

(ii) shared power to vote or to direct the vote

(iii) sole power to dispose or to direct the disposition of

(iv) shared power to dispose or to direct the disposition of

See the Cover Pages for each of the Reporting Persons.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

See Exhibit A.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 20 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 14th day of February, 2007

/s/ Warren E. Buffett
Warren E. Buffett

BERKSHIRE HATHAWAY INC., OBH, INC. and BORSHEIM’S JEWELRY COMPANY, INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett
Chairman of the Board of each of the above-named corporations

NATIONAL INDEMNITY COMPANY, NATIONAL FIRE AND MARINE INSURANCE COMPANY, COLUMBIA INSURANCE COMPANY, NEBRASKA FURNITURE MART, INC., THE FECHHEIMER BROTHERS COMPANY, BLUE CHIP STAMPS, WESCO FINANCIAL CORPORATION, WESCO FINANCIAL INSURANCE COMPANY, CENTRAL STATES OF OMAHA COMPANIES, INC., CENTRAL STATES INDEMNITY COMPANY OF OMAHA and FLIGHTSAFETY INTERNATIONAL, INC.

By:	/s/ Warren E. Buffett
Warren E. Buffett Attorney-in-Fact